AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of February 7, 2000, is between Affymetrix, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of October 15, 1998 between the Company and the Rights Agent (the "Rights Agreement"); and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Amendment of Section 7(a)
            --------------------------

         Clause (i) of Section 7(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

                  "(i) the Close of business on February 7, 2010 (the "Final Expiration Date"),"

         2. Amendment of Section 7(b).
            --------------------------

         The first sentence of Section 7(b) of the Rights Agreement is amended and restated to read in its entirety as follows:

                  "The Purchase Price shall initially be $1,250.00 for each one one-thousandth of a share of Series B Preferred Stock purchasable upon the exercise of a Right."

         3. Effectiveness.
            --------------

         This Amendment shall be deemed effective as of February 7, 2000 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         4. Miscellaneous.

            --------------

         This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to




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be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                                       AFFYMETRIX, INC.


                                       By: /s/ Vern Norviel
                                          -------------------------------------
                                       Name:  Vern Norviel
                                       Title: Senior Vice President
                                               and General Counsel



                                       AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

                                       By: /s/ Herbert J. Lemmer
                                          -------------------------------------
                                       Name:  Herbert J. Lemmer
                                       Title: Vice President


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